Exhibit 99.1

Andina Acquisition Corp. III and EMMAC Life Sciences Limited

Announce Termination of Negotiations

New York, NY– November 4, 2020 - Andina Acquisition Corp. III (NASDAQ: ANDA, ANDAW, and ANDAU) (“Andina”) and EMMAC Life Sciences Limited (“EMMAC”) announce that they have today mutually terminated negotiations regarding the proposed business combination between the parties, pursuant to which EMMAC was expected to become a publicly traded company on the NASDAQ Stock Market.

Andina and EMMAC previously announced that they had signed a non-binding letter of intent (the “LOI”) relating to the proposed business combination on July 22, 2020. The completion of the business combination was subject to, amongst other matters, the negotiation and execution of a definitive agreement for the business combination, and despite significant efforts by all parties involved and progress towards the completion, particularly against the challenging global economic conditions, it was not possible to finalize the negotiations to the satisfaction of both parties.

Both parties wish to thank the respective management teams and advisers for the work done over the last four months and wish each other continued success in their pursuit of new opportunities.

About Andina Acquisition Corp. III

Andina Acquisition Corp. III (NASDAQ: ANDA, ANDAW, and ANDAU) is a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. For information about Andina, please visit http://www.andinaacquisition.com/

About EMMAC Life Sciences Limited

EMMAC Life Sciences Limited is Europe’s largest independent cannabis company, bringing together pioneering science and research with cutting-edge cultivation, extraction and production. With a unique supply and distribution network throughout Europe, EMMAC’s vision is to bring the life-enhancing potential of cannabis to the people who need it. For more information about EMMAC, please visit https://www.emmac.com/

For Andina Acquisition Corp. III

Marjorie Hernandez

Tel: +1-646-320-9058

maya@andacq.com

For EMMAC Life Sciences Limited

Buchanan

Media Enquiries:

Henry Harrison-Topham / Jamie Hooper / Ariadna Peretz

Tel: +44 (0) 20 7466 5000

emmac@buchanan.uk.com